SECOND AMENDMENT TO THE
DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
OLD NATIONAL BANCORP AND SUBSIDIARIES
(As Amended and Restated Effective as of January 1, 2003)

WHEREAS, Old National Bancorp (the “Company”) maintains the Deferred Compensation Plan for Directors of Old National Bancorp and Subsidiaries (As Amended and Restated Effective as of January 1, 2003) (the “Plan”); and

WHEREAS, pursuant to the authority contained in Section 7.1 of the Plan, the Company has reserved the right to amend the Plan by action of its Board of Directors (the “Board”); and

WHEREAS, the Board has determined that the Plan should be amended to freeze participation in the Plan and to freeze benefits accrued under the Plan as of December 31, 2004;

NOW, THEREFORE, pursuant to the authority reserved to the Company under Section 7.1 of the Plan, the Plan is hereby amended, effective as of December 31, 2004, as follows:

1. By adding the following sentence to the end of Article II of the Plan:

“Notwithstanding the foregoing, no current or future Director, who is not already a Participant in the Plan as of December 31, 2004, shall become a Participant in the Plan after December 31, 2004.”

2. By adding the following sentence to the end of Section 3.1(a):

“No Participant deferral contributions may be made to the Plan for any Plan Year commencing after December 31, 2004.”

3. By adding the following sentence to the end of Section 3.1(b):

“Notwithstanding the foregoing, Compensation earned after December 31, 2004 will not be used to determine any benefit under the Plan.”

4. By adding the following new Supplement A to the Plan:

"SUPPLEMENT A
FREEZE OF THE PLAN

A-1 Application. The purpose of this Supplement is to freeze the Plan effective December 31, 2004. The provisions of this Supplement supersede the provisions of the Plan to the extent necessary to eliminate any inconsistency between the Plan and this Supplement.

A-2 Freeze Effective Date. Notwithstanding any provision of the Plan to the contrary, the Plan will be “frozen” effective December 31, 2004 (the “Freeze Date”) in accordance with the provisions of the Plan as modified by this Supplement.

A-3 Cessation of Benefit Accrual. Participants will not accrue any additional benefits after the Freeze Date. Investment credits earned after the Freeze Date shall continue to be allocated to Individual Accounts, however, pursuant to Articles III and IV. Participant deferral contributions attributable to Compensation earned during the fourth calendar quarter of 2004, to the extent not paid to the Participant by the Company until the first calendar quarter of 2005, shall not be made to the Plan but shall instead be made to the successor plan adopted by the Company effective January 1, 2005 and known as the 2005 Directors Deferred Compensation Plan.

A-4 Continued Participation. All Directors who are Participants in the Plan on the Freeze Date will continue as Participants with respect to their Individual Accounts under the Plan until the balances in those Individual Accounts are distributed to them or to their beneficiaries as provided in the Plan, or until the Plan is either merged with another non-qualified plan of the Company or terminated.

A-5 Distribution of Benefits. No distribution of benefits will be made to or for the benefit of Participants solely as a result of the freeze of the Plan. Benefits will be paid at the time and in the manner provided for in the Plan.”

5. The Plan shall remain the same in all other respects.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be signed on its behalf by its duly authorized officers this 9th day of December, 2004, but effective as of December 31, 2004.

OLD NATIONAL BANCORP

By /s/ Jeffrey L. Knight

Jeffrey L. Knight, Corporate Secretary

ATTEST:

/s/ Allen R. Mounts
Allen R. Mounts, Senior Vice President